EXHIBIT 99.1

CLAYTON WILLIAMS ENERGY, INC.

FINANCIAL GUIDANCE DISCLOSURES FOR 2002

Overview

Clayton Williams Energy, Inc. and its subsidiaries (the “Company”) has prepared this document to provide public disclosure of certain financial and operating estimates in order to permit the preparation of models to forecast the Company’s operating results for each quarter during the Company’s fiscal year ending December 31, 2002.  These estimates are based on information available to the Company as of the date of this filing, and actual results may vary materially from these estimates.  The Company does not undertake any obligation to update these estimates as conditions change or as additional information becomes available.

The estimates provided in this document are based on assumptions that the Company believes are reasonable.  Until the Company’s results of operations for this period have been finally compiled and released, all of the estimates and assumptions set forth herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, or may have occurred through the date of this filing, including such matters as production of oil and gas, product prices, oil and gas reserves, drilling and completion results, capital expenditures and other such matters, are forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from the results, performance, or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following:  the volatility of oil and gas prices, the unpredictable nature of the Company’s exploratory drilling results; the reliance upon estimates of proved reserves; operating hazards and uninsured risks; competition; government regulation; and other factors referenced in filings made by the Company with the Securities and Exchange Commission.

As a matter of policy, the Company does not attempt to predict:

(a)                      production which may be obtained through future exploratory drilling;

(b)                     dry hole and abandonment costs that may result from future exploratory drilling;

(c)                      the effects of Statement of Financial Accounting Standards No 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”);

(d)                     gains or losses from sales of property and equipment unless the sale has been consummated prior to the filing of financial guidance; and

(e)                      capital expenditures related to completion activities on exploratory wells or acquisitions of proved properties until the expenditures are estimable and likely to occur.

As discussed in “Capital Expenditures”, substantially all of the Company’s 2002 planned exploration and development expenditures relate to exploratory prospects.  Exploratory prospects involve a higher degree of risk than development prospects, but may also offer a higher reserve potential and rate of return on investment.  Actual levels of oil and gas production and exploration costs, when ultimately reported, may be materially affected by future exploratory drilling results.

Summary of Estimates

The following table sets forth certain estimates being used by the Company to model its anticipated results of operations for each quarter during the fiscal year ending December 31, 2002.  When a single value is provided, such value represents the mid-point of the approximate range of estimates.  Otherwise, each range of values provided represents the expected low and high estimates for such financial or operating factor.

	Year Ending December 31, 2002
	Actual First Quarter	Actual Second Quarter	Actual Third Quarter	Estimated Fourth Quarter

	(Dollars in thousands, except per unit data)

Average Daily Production:
Gas (Mcf)	33,456	37,099	48,217	50,000 to	54,000
Oil (Bbls)	4,711	4,330	4,217	3,900 to	4,100
Natural gas liquids (Bbls)	556	692	641	550 to	650
Total gas equivalents (Mcfe)	65,058	67,231	77,365	76,700 to	82,500

Differentials:
Gas ($/Mcf)	$(.15)	$(.21)	$(.23)	$ (.20) to	$(.40)
Oil ($/Bbl)	$(1.45)	$(1.50)	$(.78)	$ (.75) to	$(1.50)
Natural gas liquids ($/Bbl)	$(10.74)	$(12.57)	$(14.85)	$ (13.00) to	$(17.00)

Costs Variable by Production ($/Mcfe):
Lease operating expenses (including production taxes)	$.88	$.79	$.72	$77 to	$.94
DD&A — Oil and gas properties	$1.15	$1.05	$1.03	$1.08 to	$1.25

Other Revenues (Expenses):
Natural gas services:
Revenues	$1,199	$1,418	$1,151	$ 1,150 to	$1,250
Operating costs	$(994)	$(1,181)	$(1,115)	$ (1,050) to	$(1,150)
Exploration costs:
Abandonments and
impairments	$(6,229)	$(2,514)	$(6,565)	$ (500) to	$(1,500)
Seismic and other	$(1,708)	$(1,902)	$(2,242)	$ (1,600) to	$(2,100)
DD&A — Other	$(338)	$(337)	$(344)	$ (325) to	$(375)
General and administrative	$(1,875)	$(1,948)	$(2,076)	$ (2,300) to	$(2,500)
Interest expense	$(961)	$(891)	$(1,082)	$ (1,000) to	$(1,200)

Income Tax Rate:
Current	0%	0%	0%	0%
Deferred	36%	33%	35%	35%

Weighted Average Shares Outstanding (in thousands):

Basic	9,211	9,236	9,255	9,250 to	9,350
Diluted	9,211	9,375	9,255	9,350 to	9,650

Capital Expenditures

The Company presently plans to spend approximately $58.6 million on exploration and development activities during 2002, of which $37.5 million has been incurred through September 30, 2002.  The following table sets forth, by area, certain information about our actual and planned exploration and development activities for 2002.

	Actual Expenditures	Planned Expenditures

	Nine Months Ended September 30, 2002	Year Ended December 31, 2002	Percentage of Total

	(In thousands)

South Louisiana	$17,900	$26,900	46%
Cotton Valley Reef Complex	5,100	13,500	23%
Mississippi	7,300	8,100	14%
Austin Chalk (Trend)	1,900	3,000	5%
West Texas	2,000	2,600	4%
Other	3,300	4,500	8%
	$37,500	$58,600	100%

The Company has made changes in its estimates of planned exploration and development expenditures since the previous guidance report.  Current estimates were revised upward 13% from $51.8 million to $58.6 million due primarily to the addition of a Cotton Valley Reef Complex well, the Scamardo Gas Unit Re-entry.  Approximately 95% of the actual and planned expenditures shown in the preceding table relate to exploratory prospects.  Exploratory prospects involve a higher degree of risk than developmental prospects, but may also offer a higher reserve potential and rate of return on investment.

In addition to the exploration and development expenditures set forth above, the Company incurred capital expenditures totaling approximately $21.5 million in July 2002 to acquire proved properties in the Romere Pass Unit in Plaquemines Parish, Louisiana.  The purchase price consisted of  $17 million cash and the assumption of non-current liabilities totaling $4.5 million.  The Company has no planned expenditures for proved properties for the fourth quarter of 2002.

Actual capital expenditures during the fourth quarter of 2002 may differ significantly from these estimates as our plans for exploration and development activities change.  We do not attempt to forecast our success rate on exploratory drilling.  Accordingly, these current estimates do not include any costs we may incur to complete our successful exploratory wells and construct the required production facilities for these wells.  Also, we are actively searching for other opportunities to increase our oil and gas reserves, including the evaluation of new prospects for exploratory and developmental drilling activities and potential acquisitions of proved oil and gas reserves.  Other factors, such as prevailing product prices and the availability of capital resources, could also increase or decrease the ultimate level of expenditures during 2002.

Supplementary Information

Oil and Gas Production

The following table summarizes, by area, the Company’s actual and estimated daily net production for each quarter during the year ending December 31, 2002.  Estimates for the fourth quarter of 2002 represent the approximate mid-point of the estimated production range.

	Daily Net Production for 2002
	Actual First Quarter	Actual Second Quarter	Actual Third Quarter	Estimated Fourth Quarter

Gas (Mcf):
Austin Chalk (Trend)	4,008	3,820	2,923	2,500
Cotton Valley Reef Complex	21,941	23,029	29,831	30,588
Louisiana	2,006	4,545	9,948	16,727
New Mexico/West Texas	1,631	2,029	1,727	1,402
Other	3,870	3,676	3,788	2,783
	33,456	37,099	48,217	54,000

Oil (Bbls):
Austin Chalk (Trend)	3,776	3,435	3,195	2,919
Louisiana	83	87	283	435
New Mexico/West Texas	822	756	685	565
Other	30	52	54	81
	4,711	4,330	4,217	4,000

Natural Gas Liquids (Bbls):
Austin Chalk (Trend)	418	532	500	480
New Mexico/West Texas	138	151	130	120
Other	—	9	11	—
	556	692	641	600

Since the last guidance report, we have revised the fourth quarter gas production estimates, as follows:

Cotton Valley Reef Complex.  We increased the projected gas volumes by 3,900 Mcf per day based on higher expected production rates on the Lee Fazzino #2.  This well continues to perform above expectations.

Louisiana.  We decreased the projected gas volumes by 8,300 Mcf per day due primarily to the net effect of (i) production curtailments due to mechanical problems on the production facilities for the Timolat #1, the State Lease 16849 #1 and the Romere Pass Unit, (ii) production curtailments in October related to a hurricane in the Gulf of Mexico, (iii) the abandonment of one zone in the Delta Duck #2 which watered out sooner than expected, and (iv) production increases due to the early completion of production facilities on the Calvin Encalade #1 and the State Lease 16710 #1.

In addition, the Louisiana volumes set forth above include net daily production from the recently acquired Romere Pass Unit, as follows:

	Actual Third Quarter	Estimated Fourth Quarter

Gas (Mcf)	2,370	2,870
Oil (Bbls)	217	315

Accounting for Derivatives

The following summarizes information concerning the Company’s net positions in open commodity derivatives as of September 30, 2002.

	Oil Swaps		Gas Swaps
	Bbls	Average Price	MMBtu	Average Price

Production Period:
4th Quarter 2002	165,000	$26.12	3,950,000	$3.43
1st Quarter 2003	160,000	$25.27	2,275,000	$3.55
2nd Quarter 2003	240,000	$24.67	1,545,000	$3.51
3rd Quarter 2003	120,000	$24.20	1,810,000	$3.58
4th Quarter 2003	80,000	$24.20	1,720,000	$3.80
	765,000	$24.99	11,300,000	$3.55